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                                                                    EXHIBIT 99.1

                   UNITEL VIDEO, INC. HAS SOLD CERTAIN MOBILE
                   DIVISION ASSETS TO NEP SUPERSHOOTERS, INC.

     New York, New York - May 30, 2000 - Unitel Video, Inc. (the "Company") announced that it has consummated the sale of certain assets of the Company's mobile production division (the "Mobile Division"), consisting of essentially the Company's "Gold" and "Silver" digital mobile production trucks (collectively, the "Assets"), for $6 million to NEP Supershooters, Inc. ("NEP"), a provider of technical and remote mobile television production services, pursuant to an asset purchase agreement (the "Purchase Agreement") approved by order dated May 8, 2000 of the Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), wherein the Company's Chapter 11 case is pending.

     The Company intends to retain an auctioneer to liquidate the other assets that it owns which it had used in connection with the analog operations of its Mobile Division. The Company's studio production business based in New York, New York continues to operate. However, the Company continues to market its studio production business and assets.

     On September 2, 1999 (the "Filing Date"), the Company and its domestic subsidiaries, R Squared, Inc., Unitel 53 LLC and Unitel 57 LLC (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Since the Filing Date, the Debtors have continued to operate their businesses and manage their properties as debtors in possession. The Chapter 11 filings have been supported by debtor in possession financing provided by Heller Financial, Inc.

     Prior to the Filing Date, the Company was a provider of studio and mobile production facilities. The Company's studio division comprised of four (4) production studios in New York City that are used by leading network, cable and syndicated television producers, including, INTER ALIA, King World Production's "Inside Edition"and Paramount Production's "The Montel Williams Show." The Company's Mobile Division, based in Burbank and Pittsburgh, had been a supplier of mobile facilities for the taping and live telecasting of sports, musical, entertainment and cultural events throughout North America.

     This news announcement contains certain forward-looking statements within the meaning of section 22A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should be aware that certain factors could cause Unitel's actual performance and results to differ materially from those expressed in such forward-looking statements.